Exhibit 99.1

Lydall, Inc One Colonial Road Post Office Box 151 Manchester, CT 06045-0151	Telephone 860-646-1233 Facsimile 860-646-4917 www.lydall.com

NewsRelease

LYDALL ANNOUNCES FINANCIAL RESULTS

FOR THE SECOND QUARTER AND SIX MONTHS ENDED JUNE 30, 2011

MANCHESTER, CT – August 2, 2011 -- LYDALL, INC. (NYSE: LDL) today announced financial results for the second quarter and six months ended June 30, 2011.

Reported Results

Second Quarter (“Q2”) 2011 Highlights
•	Sales were $98.8 million, an increase of 28% from Q2 2010
•	Sale of Lydall Industrial Thermal Solutions, Inc. (“Affinity”) business for $14.0 million
•	Maintained flat SG&A expense compared to same quarter prior year
✓	Q2 2011 SG&A 13.6% of sales compared to Q2 2010 SG&A 17.6% of sales
•	EPS (diluted) from continuing operations $0.19 compared to $0.10 in Q2 2010
✓	EPS (diluted) from discontinued operations of $0.27 (including a gain on sale of $0.23 per share) compared to $0.02 in Q2 2010
•	Entered into new $35 million secured revolving domestic credit facility
•	Cash and Restricted Cash total of $41.6 million at June 30, 2011

Summary Financial Results
(thousands of US dollars, excluding EPS):

		Quarter ended June 30,
		2011	2010	Change	% Change
	Net sales	98,831	77,072	21,759	28.2%
	Gross profit	18,057	14,424	3,633	25.2%
	Gross margin	18.3%	18.7%
	Operating income	4,985	2,624	2,361	90.0%
	Income from continuing ops	4,527	2,469	2,058	83.4%
	Income from discontinued ops, net of tax	4,484	402	4,082
	Net income	7,727	2,083	5,644

Diluted EPS:	Continuing	$0.19	$0.10	$0.09
	Discontinued	$0.27	$0.02	$0.25
	Net income	$0.46	$0.12	$0.34

On June 29, 2011, the Company sold its Affinity business and received cash proceeds of $14.0 million.  The business was not deemed by management to be core or strategic to the Company.  The purchase price is subject to a subsequent adjustment based on working capital on the closing date, currently estimated at $1.2 million, which is included in the net gain on sale of the business and in accounts receivable at June 30, 2011.  Income from discontinued operations for the second quarter of 2011 above includes the gain on sale of Affinity, net of tax, of $3.9 million, or $0.23 per share, as well as the net income of the business through June 29, 2011.

Net sales increased from the second quarter of the prior year by 28.2%, primarily attributable to the Thermal/Acoustical segment, which increased by 41.9%.

The increase in gross profit was due to the increase in net sales and an improvement in the overall profitability of the Thermal/Acoustical and Performance Materials segments.  Gross margin percentage for the Performance Materials segment increased by 220 basis points and was flat for the Thermal/Acoustical segment in the second quarter of 2011 compared to the same quarter of 2010.  Lydall’s overall gross margin percentage was lower by 40 basis points because the Thermal/Acoustical segment represented a larger percentage of consolidated net sales at a lower gross margin percentage than the Performance Materials segment, and because of lower gross margin percentage generated by Other Products and Services.

The Performance Materials segment reported flat operating income (“OI”) compared to Q2 of 2010.  The segment reported a net gain on sale of product line of $0.4 million and $1.7 million for second quarter of 2011 and 2010, respectively.  Excluding this gain, OI percentage increased to 15.8% in Q2 2011 from 13.5% in Q2 2010 due to higher sales and favorable absorption of fixed costs.

The Thermal/Acoustical segment reported OI of $2.6 million for Q2 2011 compared to break even operating results in the same quarter of the prior year.  Improvements implemented by the business in the production of fiber-based products and continued stability of profits from metal-based products have supported the increase in OI, which was somewhat offset by the rise in cost of aluminum and fiber raw materials and aluminum conversion costs.

Liquidity
On June 16, 2011, the Company entered into a new $35.0 million senior secured revolving domestic credit facility (“new credit facility”) maturing on June 15, 2016, replacing a prior $35.0 million domestic credit facility (“prior credit facility”), which the Company terminated before its maturity.  The new credit facility includes lower interest rates and other improved terms, such as fewer borrowing restrictions.  Other than capital leases, the Company had no significant debt at June 30, 2011.

At June 30, 2011, the Company had approximately $39.5 million available for borrowing under its domestic and foreign credit facilities.

At June 30, 2011, the Company had $38.3 million of cash on hand as well as $3.3 million of restricted cash primarily collateralizing standby letters of credit formerly secured under the prior credit facility.  Net cash provided by operating activities was $5.8 million for the six months ended June 30, 2011 compared to $1.2 million in the same period of the previous year.  The increase is primarily attributable to higher net income from continuing operations and to relative changes in inventory levels during the two six-month periods.

Dale Barnhart, President and Chief Executive Officer, remarked, “The second quarter of 2011 reflects our continued efforts to reposition our Company.  The sale of Affinity follows the Company’s 2008 sale of the transport business and acquisition of Solutech, and the sale of the electrical papers product line in 2010.  These actions underscore our strategic transformation of this Company, focusing on markets and businesses that provide the best growth potential and maximum shareholder return.  With the new credit facility recently secured and cash proceeds from the sale of Affinity, we are positioned well to grow the Company in a manner consistent with our strategic vision.”

Conference Call

Lydall will host a conference call today at 11:00 a.m. ET to discuss results for its second quarter ended June 30, 2011 as well as general matters related to its businesses and markets.  The call may be accessed at (877) 303-3204 and will be webcast live on the Company's web site www.lydall.com under the Investor Relations' section.  A recording of the call will be available from 2:00 p.m. Eastern Time on August 2, 2011 through midnight on August 9, 2011 at (855) 859-2056 or (404) 537-3406, pass code 87497387.  Also, additional information including a presentation outlining key financial data supporting today’s conference call can be found on the Company’s website www.lydall.com under the Investor Relations’ section.

Lydall, Inc. is a New York Stock Exchange listed company, headquartered in Manchester, Connecticut.  The Company, with operations in the U.S., France, the Netherlands and Germany and offices in the U.S., Europe, and Asia, focuses on manufacturing specialty engineered products for the thermal/acoustical and filtration/separation markets.  ® is a registered trademark of Lydall, Inc. in the U.S. and other countries.  All product names are trademarks of Lydall, Inc. or Charter Medical, Ltd.

Cautionary Note Concerning Factors That May Affect Future Results

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  All statements made in this press release other than statements of historical fact, are forward-looking statements. Forward-looking statements generally may be identified through the use of language such as “believes,” “expects,” “may,” “plans,” “projects,” “estimates,” “anticipates,” “targets,” “forecasts” and other words of similar meaning in connection with the discussion of future operating or financial performance.  The Company believes that all forward-looking statements included in this press release are based on reasonable assumptions, however, all such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the Company's actual results, performance or achievements, or industry results, to differ materially from the Company's expectations of future results, performance or achievements expressed or implied by these forward-looking statements.  Stockholders are referred to Lydall's 2010 Annual Report on Form 10-K, "Management's Discussion and Analysis of Financial Condition and Results of Operations – Cautionary Note Concerning Factors That May Affect Future Results" and “Risk Factors,” which outline certain risks and uncertainties regarding the Company's forward-looking statements.  Such risks and uncertainties include, among others, worldwide economic cycles that affect the markets in which the businesses serve could affect demand for the Company’s products and impact the Company’s profitability.  Among other factors, disruptions in the global credit and financial markets, including diminished liquidity and credit availability, swings in consumer confidence and spending, unstable economic growth, fluctuations in unemployment rates, and increases in fuel prices could cause economic instability and could have a negative impact on the Company’s results of operations and financial condition. The fiber parts product line at the Company’s North American automotive facility may continue to negatively impact gross margins and operating income of the Thermal/Acoustical segment in the future.  Except as otherwise required by applicable laws, the Company undertakes no obligation to publicly update or revise any forward-looking statements contained in this press release, whether as a result of new information, future events, changed circumstances or any other reason after the date of this press release.  For further details on these risks and other pertinent information on Lydall, copies of the Company's Forms 10-K, 10-Q and 8-K are available on Lydall's web site, www.lydall.com.  Information may also be obtained from the Company Contact:  Erika G. Turner, Vice President, CFO and Treasurer, One Colonial Road, Manchester, CT 06042; Telephone 860-646-1233, email:  investor@lydall.com.

-MORE-

Lydall, Inc. News Release
August 2, 2011
Summary of Operations
In thousands except per share data
(Unaudited)

	Quarter Ended		Six Months Ended
	June 30,		June 30,
		Revised		Revised
	2011	2010	2011	2010

Net sales	$98,831	$77,072	$200,504	$148,513
Cost of sales	80,774	62,648	164,442	120,685
Gross profit	18,057	14,424	36,062	27,828

Selling, product development and administrative expenses	13,477	13,533	27,347	27,582
Gain on sale of product line, net	(405)	(1,733)	(810)	(1,733)
Operating income	4,985	2,624	9,525	1,979

Interest expense	473	209	683	429
Other (income) expense, net	(15)	(54)	28	(148)
Income from continuing operations before income taxes	4,527	2,469	8,814	1,698

Income tax expense	1,284	788	2,876	476
Income from continuing operations	3,243	1,681	5,938	1,222
Income from discontinued operations, net of tax	4,484	402	4,732	390
Net income	$7,727	$2,083	$10,670	$1,612

Basic earnings per share:
Continuing operations	$0.19	$0.10	$0.35	$0.07
Discontinued operations	$0.27	$0.02	$0.28	$0.02
Net Income	$0.46	$0.13	$0.64	$0.10

Diluted earnings per share:
Continuing operations	$0.19	$0.10	$0.35	$0.07
Discontinued operations	$0.27	$0.02	$0.28	$0.02
Net Income	$0.46	$0.12	$0.63	$0.10

Weighted average common shares outstanding	16,741	16,658	16,738	16,654
Weighted average common shares and equivalents outstanding	16,909	16,839	16,875	16,798

Summary of Segment Information and Other Products
and Services
In thousands
(Unaudited)	Quarter Ended		Six Months Ended
	June 30,		June 30,
		Revised		Revised
	2011	2010	2011	2010
Net Sales

Performance Materials Segment	$35,892	$31,386	$72,361	$58,538
Thermal/Acoustical Segment	59,961	42,253	121,932	82,790
Other Products and Services:
Life Sciences Vital Fluids	3,403	3,830	7,171	7,980
Reconciling Items	(425)	(397)	(960)	(795)
Consolidated Totals	$98,831	$77,072	$200,504	$148,513

Operating Income (Loss)

Performance Materials Segment	$6,093	$5,962	$12,390	$7,965
Thermal/Acoustical Segment	2,588	30	4,774	1,388
Other Products and Services:
Life Sciences Vital Fluids	(294)	137	(579)	317
Corporate Office Expenses	(3,402)	(3,505)	(7,060)	(7,691)
Consolidated Totals	$4,985	$2,624	$9,525	$1,979

Financial Position

In thousands except ratio data
(Unaudited)
	June 30, 2011	December 31, 2010

Cash and cash equivalents	$38,280	$24,988
Working capital	$86,528	$63,360
Total debt	$4,540	$4,888
Stockholders' equity	$172,979	$155,455
Total capitalization	$177,519	$160,343
Current ratio	2.6	2.2
Total debt to total capitalization	2.6%	3.0%

Cash Flows
In thousands	Quarter Ended		Six Months Ended
(Unaudited)	June 30,		June 30,
		Revised		Revised
	2011	2010	2011	2010

Net cash provided by operating activities	$7,872	$1,112	$5,767	$1,175
Net cash provided by investing activities	$7,955	$2,317	$7,016	$813
Net cash used for financing activities	$(331)	$(228)	$(666)	$(562)
Depreciation and amortization	$4,125	$3,560	$7,872	$7,316
Capital expenditures	$(1,786)	$(2,480)	$(3,338)	$(4,260)

Common Stock Data
Quarter Ended June 30,	2011	2010

High	$12.04	$9.36
Low	$8.55	$7.22
Close	$11.96	$7.64

During the second quarter of 2011, 4,275,241 shares of Lydall common stock (LDL) were traded on the New York Stock Exchange.